FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1:	Name and Address of Company

WonderFi Technologies Inc. (the "Company" or "WonderFi") Suite 250, 780 Beatty Street Vancouver, BC V6B 2M

Item 2:	Date of Material Change

February 8, 2023

Item 3:	News Release

A news release with respect to the material change referred to in this report was disseminated by the Company on February 8, 2023 through the facilities of NewsFile Corp. and subsequently filed on SEDAR.

Item 4:	Summary of Material Change

On February 8, 2023, the Company announced that John Rim, Chief Financial Officer of the Company, will be leaving to pursue other opportunities.

Item 5:	Full Description of Material Change

5.1	Full Description of Material Change

On February 8, 2023, the Company announced that John Rim, Chief Financial Officer of the Company, will be leaving to pursue other opportunities. The Company appointed Andeena Wen, Vice President of Finance, to assume the role of Interim Chief Financial Officer.

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6:	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7:	Omitted Information

Not applicable.

Item 8:	Executive Officer

Dean Skurka President and Interim Chief Executive Officer Telephone: (778) 843-9637

Item 9:	Date of Report

February 27, 2023